Exhibit 10.1

SECURED PROMISSORY NOTE

THIS PROMISSORY NOTE made as of the 10th day of January, 2020.

B E T W E E N:	Alpha Capital Anstalt
Lettstrasse 32
9490 Vaduz, Liechtenstein
Fax: 011-423-2323196
Email: info@alphacapital.il

(hereinafter called the “Noteholder”)

- and -

Jay Pharma Inc., a federally chartered Canadian corporation
140 E. Ridgewood Avenue, Suite 415
Paramus, NJ 07652
Fax:
Email:
(hereinafter called the “Debtor”)

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, the Borrower, hereby unconditionally promises to pay to the order of the Noteholder or its assigns (the “Noteholder”, and together with the Borrower, the “Parties”), the principal amount of US$1,500,000 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note, as the same may be amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time in accordance with its terms (the “Note”). The entire principal amount of the Loan shall be deemed to have been provided to the Borrower on the date above written.

ARTICLE I
Definitions

Capitalized terms used herein shall have the meanings set forth in this ARTICLE I.

“Advance” means each disbursement made by the Noteholder to the Borrower under this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Amalgamation” means the transaction among Ameri Holdings, Inc., Jay Pharma Merger Sub, Inc., Borrower, and Jay Pharma ExchangeCo., Inc. as described in and on the unamended, unwaived, and precise terms of the Amalgamation Agreement.

“Amalgamation Agreement” means the fully executed agreement among the parties to the Amalgamation, including the exhibits, schedules, thereto and the documents, agreements and deliverables required or permitted to be delivered in connection therewith.

“Amalgamation Closing” means the closing, fulfillment and completion of the Amalgamation and all of the actions required or permitted to be taken with respect to the Amalgamation and the Amalgamation Agreement.

“Anti-Terrorist Financing and Anti-Money Laundering Laws” means all Applicable Laws concerning or related to money laundering or financing terrorism, government sanctions and “know your client” laws and which are applicable to the Borrower and the Noteholder including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Trading with the Enemy Act (United States), Executive Order No. 13224, and the USA PATRIOT Act.

“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions of: (a) statutes, laws (including common law), rules, regulations, decrees, ordinances, codes, proclamations, treaties, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority, in each case applicable to or binding upon such Person, property, transaction or event.

“Applicable Rate” means the annual rate equal to seven percent (7%).

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York State are authorized or required by law to be closed for business.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases and sale and lease-back transactions; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under bankers’ acceptance facilities and letters of credit; (g) purchase money security obligations; (h) guarantees, surety bonds, and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in a Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (g) of a Person other than the Borrower; and (i) indebtedness set out in clauses (a) through (h) of any Person other than Borrower secured by any encumbrance on any asset of the Borrower, whether or not such indebtedness has been assumed by the Borrower.

“Default” means any of the events specified in ARTICLE X which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to ARTICLE X would, unless cured or waived, become an Event of Default.

“Distribution” means, (a) any declaration or payment of dividends, or other return on capital in respect of any Equity Interests of the Borrower; (b) any purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower; (c) any other payment or distribution of money or equivalents (including principal, interest, royalties and management fees) by or to the shareholders or creditors of the Borrower.

“Encumbrance” means any security interest, mortgage, debenture, pledge, hypothec, assignment (as security), deposit arrangement, lien (statutory or other), charge, title retention, consignment, lease or other security agreement or trust, right of set-off or other arrangement having the effect of security for the payment of any debt, liability or obligation.

“Equity Interests” means any and all shares, interests, participations, or other equivalents of shares in a corporation, any and all equivalent ownership (or profit) interests in a Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” has the meaning set forth in ARTICLE X.

“ExchangeCo Special Shares” has the meaning set forth in the Amalgamation Agreement.

“GAAP” means generally accepted accounting principles which are in effect from time to time in the United States, applied in a consistent manner from period to period.

“Governmental Authority” means: (a) any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board and any other statute, rule or regulation making entity having jurisdiction in the relevant circumstances; (b) any Person acting within and under the authority of any of the foregoing or under a statute, rule or regulation thereof; and (c) any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.

“Indemnified Taxes” means: (a) Taxes imposed on or with respect to any payment made by the Borrower; and (b) to the extent not otherwise described in (a), any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement.

“Interest Payment Date” means the Maturity Date, as accelerated or otherwise.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means any such matter, event or circumstance that individually, or in the aggregate, could, in the opinion of the Noteholder, acting reasonably, be expected to have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower.

“Maturity Date” means the earliest of (a) July 6, 2020 and (b) the date on which all amounts under this Note shall become due and payable under ARTICLE XI.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means Debt (a) existing or arising under this Note and any refinancing thereof; and (b) existing as of the date of this Note.

“Permitted Encumbrance” means (a) Encumbrances for taxes not yet due or which are being contested in good faith by appropriate proceedings; and (b) non-consensual Encumbrances arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; and (c) Encumbrances created pursuant to the Security Agreement.

“Person” means an individual, legal or natural person, corporation, company, firm, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association, estate or other entity.

“Resulting Issuer Common Stock” has the meaning set forth in the Amalgamation Agreement.

“Security Agreement” means the security agreement, dated as of the date hereof, by and between the Borrower and Noteholder, as the same may be amended, amended and restated, renewed, extended, supplemented, replaced or otherwise modified from time to time in accordance with its terms.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

ARTICLE II
Amalgamation

Section 2.01 Amalgamation. The Noteholder has been granted certain rights pursuant to the Amalgamation Agreement, including the right to exchange this Note for securities and registration rights. Borrower agrees to use its best efforts to enable and assist Noteholder to receive the benefit of those rights.

ARTICLE III
Repayment and Prepayment

Section 3.01 Final Payment Date. Unless this Note is earlier converted pursuant to Section 2.01, the aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

Section 3.02 Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note.

ARTICLE IV
Security Agreement

Section 4.01 Security Agreement. The Borrower’s performance of its obligations hereunder is secured by a first priority security interest in the collateral specified in the Security Agreement.

ARTICLE V
Interest

Section 5.01 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

Section 5.02 Interest Payment Dates. Interest shall be calculated daily and shall be payable to the Noteholder on the Maturity Date, accelerated or otherwise and upon conversion pursuant to Section 2.01, or otherwise.

Section 5.03 Calculation of Interest and Application of Payments.

(a)	Interest on this Note shall be calculated on the basis of a 365-day year and the actual number of days elapsed. Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to interest and finally to principal.

(b)	For the purposes of the Interest Act (Canada) and disclosure under such Act, wherever interest to be paid under this Note is to be calculated on the basis of any period of time that is less than a calendar year (an “interest period”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the interest period by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the interest period.

Section 5.04 Interest Rate Limitation. If, at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under Applicable Law, or would result in receipt by the Noteholder of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under Applicable Law.

ARTICLE VI
Place of Payment and Taxes

Section 6.01 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States no later than 1:00 p.m. on the date on which such payment is due by wire transfer of immediately available funds without set-off deduction or counterclaim to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

Section 6.02 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

Section 6.03 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

Section 6.04 Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the Loan made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

Section 6.05 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

Section 6.06 Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without reduction or withholding for any taxes; provided that if the Borrower is required by Applicable Law to deduct or withhold any Taxes from such payment, then:

(a)	If such tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after making all required deductions or withholdings, the Noteholder receives an amount equal to the amount it would have received had no such deduction or withholdings been made; and

(b)	The Borrower shall make such deductions, timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and provide the Noteholder with official receipts or other evidence satisfactory to the Noteholder for each payment.

ARTICLE VII
Representations and Warranties

The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

Section 7.01 Incorporation and Existence. The Borrower is incorporated and validly existing under the laws of its jurisdiction of incorporation.

Section 7.02 Power and Capacity. The Borrower has the corporate power and capacity, and the legal right, to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder.

Section 7.03 Authorization; Execution and Delivery. The execution and delivery of this Note and the Security Agreement by the Borrower and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all Applicable Laws. The Borrower has duly executed and delivered this Note and the Security Agreement.

Section 7.04 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the Security Agreement.

Section 7.05 No Violations. The execution and delivery of this Note and the Security Agreement and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Borrower’s articles, by-laws, or any shareholders agreement; (b) violate any Applicable Law or Order applicable to the Borrower or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Borrower may be bound.

Section 7.06 Enforceability. Each of the Note and the Security Agreement is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 7.07 No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its property or assets (a) with respect to the Note, the Security Agreement or any of the transactions contemplated hereby or thereby or (b) that would be expected to have a Material Adverse Effect.

Section 7.08 Taxes. The Borrower has filed on a timely basis all Tax returns, elections and reports that are required to be filed by it under Applicable Law and has paid, collected, withheld and remitted all Taxes and remittances shown thereon to be due and payable, collectible or remittable by it under Applicable Law, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority. No tax liens have been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

Section 7.09 Financial Statements. Annexed hereto as Exhibit B is financial information of the Company (“Financial Statements”). The Financial Statements have been prepared in accordance with GAAP. The Financial Statements fairly present in all material respects the financial position of the Borrower as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial year end adjustments which would be required pursuant to generally accepted accounting principles.

ARTICLE VIII
Positive Covenants

Until all amounts outstanding in this Note have been paid in full, the Borrower shall:

Section 8.01 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its corporate or organizational existence; and (b) take all reasonable action to maintain all rights, privileges, permits, licences and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Compliance. Comply with (a) all of the terms and provisions of its articles, by-laws and any unanimous shareholder agreement; (b) its obligations under its material contracts and agreements; and (c) all Applicable Laws and Orders applicable to it and its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.03 Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

Section 8.04 Notice of Events of Default. As soon as possible and in any event within one (1) Business Day after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

Section 8.05 Furnishing of Information. For so long as this Note is outstanding, Borrower shall deliver to the Noteholder: (i) for each of Borrower’s first three fiscal quarters unaudited quarterly financial statements within 45 calendar days after each quarter-end, (ii) within 120 days after each of Borrower’s fiscal year ends, annual audited financial statements prepared according to GAAP, and (iii) copies of any documents or data furnished to Borrower’s stockholders in their capacity as stockholders regarding the Borrower or its affairs, simultaneously with the furnishing of such documents or data to such stockholders.

Section 8.06 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note and the Security Agreement.

Section 8.07 Use of Proceeds. The Company will only use the proceeds of the Loan in accordance with the use of proceeds set forth on Schedule 8.7.

ARTICLE IX
Negative Covenants

Until all amounts outstanding under this Note have been paid in full, the Borrower shall not:

Section 9.01 Indebtedness. Incur, create or assume any Debt, other than Permitted Debt.

Section 9.02 Encumbrances. Incur, create, assume or suffer to exist any Encumbrance on any of its property or assets, whether now owned or hereinafter acquired except for Permitted Encumbrances.

Section 9.03 Line of Business. Enter into any business, directly or indirectly, except for those businesses in which the Borrower is engaged on the date of this Note or that are reasonably related thereto.

Section 9.04 Limitation on Changes to Capital Structure. Make any change to its capital structure, authorize or issue any Equity Interests of the Borrower.

Section 9.05 Limitation on Dispositions. Sell, lease, assign, transfer or otherwise dispose of any of its assets or property outside of the ordinary course of business, whether now owned or hereafter acquired, or issue of sell any Equity Interests of the Borrower to any Person.

Section 9.06 Limitation on Distributions. Make any Distributions to shareholders or creditors.

Section 9.07 Compliance with Anti-Terrorist Financing and Anti-Money Laundering Laws. Violate any applicable Anti-Terrorist Financing and Anti-Money Laundering Laws.

Section 9.08 Amalgamation Agreement. Take or suffer any act not permitted under the Amalgamation Agreement.

ARTICLE X
Events of Default

The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

Section 10.01 Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due.

Section 10.02 Breach of Representations and Warranties. Any representation or warranty made or deemed made by the Borrower to the Noteholder herein or in the Security Agreement is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

Section 10.03 Breach of Covenants. The Borrower fails to observe or perform (a) any covenant, condition or agreement contained in ARTICLE IX or (b) any other material covenant, obligation, condition or agreement contained in this Note or the Security Agreement other than those specified in clause (a) and Section 10.01 and, in either case of (a) or (b), and if capable of cure and subject to any other provision of this Note, such failure continues for five (5) Business Days after written notice to the Borrower.

Section 10.04 Cross-defaults. The Borrower fails to pay when due any of its Debt (other than Debt arising under this Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

Section 10.05 Bankruptcy and Insolvency.

(a)	the Borrower commences any application, proceeding or other action (i) under any existing or future Applicable Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, proposal, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b)	there is commenced against the Borrower any application, proceeding or other action of a nature referred to in Section 10.05(a) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) calendar days;

(c)	there is commenced against the Borrower any application, proceeding or other action seeking issuance of a writ of seizure and sale, execution, garnishment, or similar process against all or any part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof;

(d)	the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.05(a), Section 10.05(b) or Section 10.05(c); or

(e)	the Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

Section 10.06 Judgments and Executions. One or more judgments or writs of seizure and sale shall be entered, issued or registered against the Borrower and all of such judgments or writs of enforcement shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof.

Section 10.07 Abandonment or Delay of Amalgamation. The Amalgamation shall be abandoned by any party thereto or the Amalgamation Closing shall not have occurred by March 31, 2020.

ARTICLE XI
Remedies

Section 11.01 Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under the Security Agreement or Applicable Law; provided, however that, if an Event of Default described in Section 10.05 or 10.07 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

ARTICLE XII
Miscellaneous

Section 12.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) upon receipt, when sent by electronic mail (provided confirmation of transmission is electronically generated and keep on file by the sending party), or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows: (i) if to Borrower, to: Jay Pharma, Inc., Attn: David Stefansky, Email: dstefansky@bezalelpartners.com, with a copy by email or fax only to (which shall not constitute notice): Haynes and Boone LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, Attn: Rick Werner, Esq., Email: Rick.Werner@haynesboone.com, Fax: (212) 884-8234, and (ii) if to the Noteholder, to: the address, email address or fax number indicated on the front page of this Note, with an additional copy by email or fax only to (which shall not constitute notice): Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, Email: counslers@grushkomittman.com, Fax: (212) 697-3575.

Section 12.02 Expenses. The Borrower agrees to reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its external counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including (a) the negotiation, documentation and execution of this Note and the Security Agreement; and (b) the enforcement of the Noteholder’s rights hereunder and thereunder.

Section 12.03 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Note or Security Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall if commenced by any Person other than the Noteholder be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”); and if commenced by the Noteholder, at the election of Noteholder, in New York Courts or in any other jurisdiction having jurisdiction over the non-Noteholder party to such legal proceedings. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Note or Security Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Noteholder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Noteholder and Borrower are parties or which Borrower delivered to Noteholder, which may be convenient or necessary to determine Noteholder’s rights hereunder or Borrower’s obligations to Noteholder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

Section 12.04 Counterparts; Electronic Delivery. This Note, any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (such as “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

Section 12.05 Entire Agreement. This Note and the Security Agreement constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties both written and oral, with respect to such subject matter.

Section 12.06 Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder which consent may be refused in the absolute discretion of the Noteholder without providing any reason whatsoever. This Note shall enure to the benefit of, and be binding upon, the Parties and their permitted assigns.

Section 12.07 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonour, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

Section 12.08 Interpretation. For purposes of this Note (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. All dollar amounts referred to in this Note mean the lawful currency of the United States of America.

Section 12.09 Amendments and Waivers. None of the terms or provisions of this Note may be amended, modified, supplemented, terminated or waived, except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

Section 12.10 Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

Section 12.11 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.12 Severability. Any provision hereof which is invalid, illegal or unenforceable in whole or in part in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 12.13 Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal and accrued interest or other monetary amounts on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower.

Section 12.14 Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of January 10, 2020.

JAY PHARMA, INC.

By	/s/ David Stefansky
Name:	David Stefansky
Title:	President and Secretary

EXHIBIT A

Evidence of Debt

[See attached]

EXHIBIT B

Financial Statements

[See attached]